Exhibit 99.1
Baldwin Amends Credit Agreement
Boca Raton, FL — October 14, 2011 — Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, today announced that it has negotiated an amendment to its credit agreement with Bank of America. The amendment extends the maturity date of the revolving credit facility from November 21, 2011 to July 2, 2012.
Vice President and CFO Ivan Habibe said “We are pleased to have reached this agreement with our lenders to extend the maturity date of the current credit agreement through the beginning of our next fiscal year. The extension provides us with additional time to complete our project of a full refinancing of the current credit facility.”
Baldwin President and CEO Mark Becker added, “We were able to demonstrate to our lenders that we’ve made significant progress towards successfully refinancing the existing credit facility. We expect to refinance the existing loan prior to its maturity date and appreciate the lenders working with us to provide the company additional time to achieve the optimal financing structure for Baldwin.”
The company disclosed the terms of the amendment in its Form 10-K filed with the Securities and Exchange Commission on October 13th and will file the complete amendment on Form 8-K with the SEC early next week.
About Baldwin
Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the print media industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of the printing process. Headquartered in Boca Raton, Florida, the company has operations strategically located in the major print media markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying and curing systems and related consumables. For more information, visit http://www.baldwintech.com. A profile for investors is available at www.hawkassociates.com/profile/bld.cfm.
Cautionary Statement
Certain statements contained in this News Release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include risks and uncertainties detailed in the company’s periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained herein.
Contact: Helen P. Oster, Tel: 203 402 1004, email: helen.oster@baldwintech.com